Exhibit 99.1

[MANPOWER logo]

PRESS RELEASE

FOR FURTHER INFORMATION

CONTACT:

Mike Van Handel

Chief Financial Officer

(414) 906-6305

FOR IMMEDIATE RELEASE

Manpower Inc. Declares 20 Cent Dividend

MILWAUKEE (April 27, 2005) — On April 26, 2005, the Board of Directors of Manpower Inc. (NYSE: MAN) voted to declare a dividend of 20 cents a share, payable on June 14, 2005, to shareholders of record on June 3, 2005.

Additional financial information about Manpower Inc., including stock history and annual shareholder reports, can be found at http://investor.manpower.com.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition; organizational consulting; and professional financial services. Manpower’s worldwide network of 4,300 offices in 68 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

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